Lydall, Inc.	Telephone 860 646-1233
One Colonial Road	Facsimile 860 646-4917
P.O. Box 151	Facsimile 860 646-8847
Manchester, CT 06045-0151	www.lydall.com

Exhibit 10.2

June 12, 2012

David H. Williams

XXXXX

XXXXX

Dear Dave:

I am pleased to extend an invitation to you to join Lydall as President of its Performance Materials business. A formal appointment as an officer of Lydall will take place at the next Board of Directors’ meeting following your date of hire. Your starting date will be on a mutually agreed upon date, and is contingent upon successful fulfillment of all pre-employment requirements as outlined below. Mona Estey, Vice President of Human Resources, will assist you in all of the pre-employment procedures that may be required. As discussed, the particulars are as follows:

Compensation

Your base annual rate of compensation is $275,000 and will be paid on a bi-weekly basis. You will be eligible to participate in the Company Annual Incentive Performance (AIP) program at 40 percent of your actual paid base salary in accordance with Plan Provisions. You will receive a written description of the program with related targets during your orientation.

Sign On Bonus

The Company agrees to pay a lump sum of $60,000 as a sign on bonus within 30 days of your date of hire, providing you are an employee in good standing as of that date.

Health Premium Bridge

The Company will provide reimbursement in your first paycheck for documented COBRA premiums paid by you to bridge the Lydall health coverage waiting period of one month.

Stock Awards

The Compensation Committee of the Board of Directors will grant to you 20,000 shares of Incentive Stock Options and 15,000 shares of time-based Restricted Stock effective after expiration of the current quarter closing blackout period (This period is expected to expire on August 1, 2012). These grants will be made under the terms of Lydall’s existing shareholder approved stock plan.

Executive Agreement

Attached is an Agreement that outlines the terms of your severance arrangements.

Benefits

You are eligible for a comprehensive benefit package that includes medical, dental, disability, life, and 401(k) program. The applicable waiting periods and vesting schedules are outlined in the Benefits Handbook which will be provided to you during your orientation. A Summary of Benefits has been provided for your review.

Executive Life Program: in place of the Basic Life insurance described in the Summary of Benefits provided to all employees, you will participate in an executive life program that provides three times your annual base salary under an individually-owned universal life policy. The premiums for this benefit will be taxable to you as ordinary income. The other life programs (AD&D, Business Travel, and Supplemental) in the Summary of Benefits will apply to you as described.

Executive Long-Term Disability (LTD) Program: you are provided an executive LTD policy that is in addition to the group LTD program. The group program provides 60% replacement income to a monthly maximum of $10,000. The executive program is designed to obtain replacement income to bring executive up to 100% of base salary; however, it is limited to the supplemental insurance that can be obtained from the carrier based upon each individual executive.

Vacation

You will be eligible for two weeks paid vacation for the balance of 2012, and four weeks paid vacation in 2013. You will continue at that level until you are eligible for additional weeks according to the Vacation Policy. All other provisions of the Vacation Policy apply.

Company Car

You will be provided with a $920 monthly car allowance that is intended to cover the cost of a car and its maintenance and insurance costs, as outlined in the Company Policy. A company gas card will be provided for your use, and the personal use will be estimated by the company and considered taxable income.

Moving and Relocation

The Company has agreed to provide full relocation assistance as outlined in the attached Full Relocation Benefit Procedure. You must follow all the requirements in this Policy in order to be eligible for relocation benefits, including signing a Lydall Relocation Repayment Agreement that states you are subject to repay the relocations costs to the company in the event of your voluntary termination or a termination for “cause”. Please contact Beth Duncan at CBRB Relocation Services (XXX-XXX-XXXX xXXXX) who will assist in all aspects of your relocation including the physical move of your household goods.

Other

Employment with the Company is contingent upon: 1) your passing a substance abuse screening; 2) your signing the Confidentiality, Invention and Non-Compete Agreement; 3) your ability to provide the Company with proper documentation to establish your identity and eligibility for employment in the U.S; 4) completion of an Employment Application; 5) satisfactory completion and receipt of references and background checks; and 6) your providing a copy of any agreement with your current or prior employers and our determination that your employment would not be a violation of any such agreement. Any violation of the above terms may subject you to withdrawal of the offer or termination of employment.

This letter is not a contract of employment. If you accept the offer and the other conditions for employment are satisfied, your employment with Lydall will be at-will, and both parties remain free to terminate the employment relationship at any time, in which case, the provisions of this letter may no longer apply. The terms of this offer must remain confidential and any disclosure to third parties, other than your legal counsel and advisors, must receive the written approval of the Company in advance.

Prior to your first day of employment, you must have completed your substance abuse screening at the clinic the company identifies for your location. You will find instructions when you use the assigned access code (provided below) to log into our website.

Should you accept this invitation to join Lydall, you will need to complete pre-employment forms and bring them to the Human Resources Department on your first day of employment. To obtain these required forms log into www.Lydall.com, select New Hires. This website will provide you with all of the pre-employment documents and policies you will need to begin your first day of employment. The following are the access codes that you will need to gain access to these forms: Username: XXXX, Password: XXXX (Username and Password are case sensitive).

This offer is valid for 30 days unless accepted or withdrawn in writing. This Letter Agreement supersedes all prior understanding, whether written or oral, relating to the terms of your employment with Lydall. We look forward to the contributions that you will bring to our team. Please feel free to contact me if you have any questions.

Sincerely,

/s/ Dale G. Barnhart

Dale G. Barnhart

President and Chief Executive Officer

Previously provided documents: Summary of Benefits, Relocation Procedure, Confidentiality, Invention and Non-Compete Agreement

Acceptance of Offer:	/s/ David H. Williams	6/27/12
	David H. Williams	Date

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